                                                      Exhibit (a)(1)(i)


                               OFFER FOR CASH BY
                          THE INDIA GROWTH FUND INC.
                 UP TO 3,932,245 OF ITS ISSUED AND OUTSTANDING
                            SHARES OF COMMON STOCK

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
              ON FEBRUARY 16, 2001, UNLESS THE OFFER IS EXTENDED.

  THIS ISSUER TENDER OFFER STATEMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH TOGETHER CONSTITUTE THE "OFFER") ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE INDIA GROWTH FUND INC. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

  Any Stockholder desiring to tender any portion of his or her shares of Common Stock of the Fund should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal with his or her certificates for the tendered Shares if such Stockholder has been issued physical certificates, signature guarantees for all Stockholders tendering uncertificated Shares, and any other required documents to the Depositary, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

  Questions, requests for assistance and requests for additional copies of this Issuer Tender Offer Statement and the Letter of Transmittal may be directed to the Information Agent in the manner set forth on the last page of this Issuer Tender Offer Statement.

January 16, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
SUMMARY TERM SHEET.......................................................   1
Introduction.............................................................   3
 1.Terms of the Offer; Termination Date..................................   4
 2. Acceptance for Payment and Payment for Shares........................   5
 3.Procedure for Tendering Shares........................................   6
 4.Rights of Withdrawal..................................................   7
 5.Source and Amount of Funds; Effect of the Offer.......................   8
 6.Purpose of the Offer..................................................   9
 7.NAV and Market Price Range of Shares; Dividends.......................  10
 8.Federal Income Tax Consequences of the Offer..........................  11
 9.Selected Financial Information........................................  12
10.Certain Information Concerning the Fund and the Fund's Adviser........  14
11.Interest of Directors and Officers; Transactions and Arrangements
 Concerning the Shares...................................................  14
12.Certain Legal Matters; Regulatory Approvals...........................  14
13.Certain Conditions of the Offer.......................................  15
14.Fees and Expenses.....................................................  15
15.Miscellaneous.........................................................  15
16.Contacting the Depositary and the Information Agent...................  16

                              SUMMARY TERM SHEET

  This Summary Term Sheet highlights certain information concerning this tender offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the offer, you should read carefully the entire Issuer Tender Offer Statement and the related Letter of Transmittal.

What is the tender offer?

  The India Growth Fund Inc. (the "Fund") is offering to purchase 40% of its outstanding shares, or 3,932,245 of its outstanding shares of Common Stock, for cash at a price per share equal to the per share net asset value as of the close of regular trading on the New York Stock Exchange on February 16, 2001 (or, if the offer is extended, on the date to which the offer is extended) upon specified terms and subject to conditions as set forth in the tender offer documents.

When will the tender offer expire, and may the offer be extended?

  The tender offer will expire at 5:00 p.m., New York City time, on February 16, 2001, unless extended. The Fund may extend the period of time the offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1 of the Issuer Tender Offer Statement.

What is the net asset value per Fund share as of a recent date?

  As of January 3, 2001, the net asset value per share was $13.54. See Section 7 of the Issuer Tender Offer Statement for details. During the pendency of the tender offer, current net asset value quotations can be obtained from Georgeson Shareholder Communication Inc. by calling toll free at 888-682-7298 or calling collect at 212-440-9800 between 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays).

Will the net asset value be higher or lower on the date that the price to be paid for tendered shares is to be determined?

  No one can accurately predict the net asset value at a future date.

How do I tender my shares?

  If your shares are registered in your name, you should obtain the tender offer materials, including the Issuer Tender Offer Statement and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by PFPC Inc., the Depositary, in proper form before 5:00 p.m., New York City time, on February 16, 2001 (unless the tender offer is extended by the Fund in which case the new deadline will be as stated in the public announcement of the extension). If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in "street name"), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by February 16, 2001 (or if the offer is extended, the expiration date as extended). See Section 3 of the Issuer Tender Offer Statement.

Is there any cost to me to tender?

  No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge stockholders a fee for soliciting tenders for shares pursuant to this offer. See the Letter of Transmittal.

May I withdraw my shares after I have tendered them and, if so, by when?

  Yes, you may withdraw your shares at any time prior to 5:00 p.m., New York City time, on February 16, 2001 (or if the offer is extended, at any time prior to 5:00 p.m., New York City time, on the new expiration date). Withdrawn shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). See Section 4 of the Issuer Tender Offer Statement.

How do I withdraw tendered shares?

  A notice of withdrawal of tendered shares must be timely received by PFPC Inc., which specifies the name of the stockholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards share certificates which represent tendered shares that have been delivered or otherwise identified to PFPC Inc., the name of the registered owner of such shares if different than the person who tendered the shares. See Section 4 of the Issuer Tender Offer Statement.

May I place any conditions on my tender of shares?

  No.

Is there a limit on the number of shares I may tender?

  No, however only 40% of the Fund's outstanding shares will be accepted for tender. See Section 1 of the Issuer Tender Offer Statement.

What if more than 3,932,245 shares are tendered (and not timely withdrawn)?

  The Fund will purchase duly tendered shares from tendering stockholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of shares tendered by each stockholder (and not timely withdrawn), unless the Fund determines not to purchase any shares. The Fund's present intention, if the Offer is oversubscribed, is not to purchase more than 3,932,245 shares. See Section 1 of the Issuer Tender Offer Statement.

If I decide not to tender, how will the tender offer affect the Fund shares I hold?

  Your percentage ownership interest in the Fund will increase after completion of the tender offer.

Does the Fund have the financial resources to make payment?

  Yes. The Fund may borrow money to finance the purchase of any tendered shares. See Section 5 of the Issuer Tender Offer Statement.

If shares I tender are accepted by the Fund, when will payment be made?

  It is contemplated, subject to change, that payment for tendered shares, if accepted, will be made on or about February 27, 2001.

Is my sale of shares in the tender offer a taxable transaction?

  For most stockholders, yes. All U.S. stockholders other than those who are tax exempt who sell shares in the tender offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted basis in the shares. The sale date for tax purposes will be the date the Fund accepts shares for purchase. See Section 8 of the Issuer Tender Offer Statement for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. stockholders. Please consult your tax adviser as well.

Is the Fund required to complete the tender offer and purchase all shares tendered up to the number of shares tendered for?

  Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any shares tendered as described in Section 13 of the Issuer Tender Offer Statement.

Is there any reason shares tendered would not be accepted?

  In addition to those circumstances described in Section 13 of the Issuer Tender Offer Statement in which the Fund is not required to accept tendered shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. Tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

How will tendered shares be accepted for payment?

  Properly tendered shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to PFPC Inc. which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of the Issuer Tender Offer Statement.

What action need I take if I decide not to tender my shares?

  None.

Does management encourage stockholders to participate in the tender offer, and will they participate in the tender offer?

  No. Neither the Fund, its Board of Directors, nor Unit Trust of India Investment Advisory Services Limited (the "Adviser") is making any recommendation to tender or not to tender shares in the tender offer. None of the directors or officers of the Fund owns shares of the Fund, and therefore no director or officer will be participating in the tender offer. See Section 6 of the Issuer Tender Offer Statement.

Will this be my last opportunity to tender shares to the Fund?

  Possibly. As of the date of the Issuer Tender Offer Statement, the Fund did not have any plans to conduct further tender offers in the future.

How do I obtain information?

  Questions and requests for assistance should be directed to Georgeson Shareholders Communications Inc., the Information Agent for the tender offer, toll free at 888-682-7298 or call collect at 212-440-9800. Requests for additional copies of the Issuer Tender Offer Statement, the Letter of Transmittal and all other tender offer documents should also be directed to the Information Agent for the tender offer, toll free at 888-682-7298. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

To the Stockholders of Common Stock of The India Growth Fund Inc.

 Introduction

  The India Growth Fund Inc., a Maryland corporation (the "Fund") registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified management investment company, hereby offers to purchase up to 40% of the Fund's outstanding shares of common stock or 3,932,245 shares in the aggregate (the "Offer Amount"), of its Common Stock, par value $0.01 per share (the "Shares"), at a price (the "Purchase Price") per Share, net to the seller in cash, equal to the net asset value in U.S. dollars
("NAV") per share as of the close of regular trading on the New York Stock Exchange ("NYSE") on

February 16, 2001, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in this Issuer Tender Offer Statement and in the related Letter of Transmittal (which together constitute the "Offer"). The depositary for the Offer is PFPC Inc. (the "Depositary"). The Fund has mailed materials for the Offer to record holders on or about January 16, 2001.

  THIS OFFER IS BEING EXTENDED TO ALL STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE INDIA GROWTH FUND INC. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

  As of January 3, 2001, there were 9,830,611 Shares issued and outstanding, and the NAV was $13.54 per Share. The Fund does not expect that the number of shares issued and outstanding will be materially different on the Termination Date. Stockholders may contact Georgeson Shareholder Communications Inc., the Fund's Information Agent, toll free at 888-682-7298 or collect at 212-440-9800 to obtain current NAV quotations for the Shares.

  Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law). Tendering Stockholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund. Stockholders may also be subject to other transaction costs, as described in Section 1.

  1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 40% of the Fund's outstanding Shares validly tendered on or prior to 5:00 p.m., New York City time, on February 16, 2001, or such later date to which the Offer is extended (the "Termination Date"), and not withdrawn as permitted by Section 4.

  If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than 3,932,245 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering Stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn); however, the Fund will accept all Shares tendered by any Stockholder who owns, beneficially or of record, an aggregate of not more than 99 Shares and who tenders all such Shares by means of the Letter of Transmittal tendered by or on behalf of that Stockholder. If Shares duly tendered by or on behalf of a Stockholder include Shares held pursuant to the Fund's dividend reinvestment and cash purchase plan, the proration will be applied first with respect to other Shares tendered and only thereafter, if and as necessary, with respect to Shares held pursuant to that Plan. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 3,932,245 Shares having been tendered.

  The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the

Securities Exchange Act of 1934, as amended (the "Exchange Act"). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Shares.

  Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay, termination, or amendment will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

  2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Termination Date and not properly withdrawn in accordance with Section 4 as soon as practicable after the Termination Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

  For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Stockholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered (i) certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder, as soon as practicable following expiration or termination of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility and (iii) uncertificated Shares held by the Fund's transfer agent pursuant to the Fund's dividend reinvestment and cash purchase plan will be returned to the dividend reinvestment and cash purchase plan account maintained by the transfer agent.

  If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund's rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4.

  The purchase price of the Shares will equal their NAV as of the close of regular trading on the NYSE on February 16, 2001, or such later date to which the Offer is extended (the "Pricing Date"). Tendering Stockholders may be obliged to pay brokerage commissions or fees. Under the circumstances set forth in Instruction 6 of the Letter of Transmittal, Stockholders may pay transfer taxes on the purchase of Shares by the Fund.

  The Fund normally calculates the NAV of its Shares weekly at the close of regular trading on the NYSE. On January 3, 2001 the NAV was $13.54 per Share. The Shares are listed on the NYSE. On January 3, 2001 the last sales price at the close of regular trading on the NYSE was $11.50 per Share. The NAV of the Fund's Shares will be available weekly through February 9, 2001 and daily from February 12, 2001 until the Termination Date, through the Fund's Information Agent toll free at 888-682-7298 or call collect at 212-440-9800.

  3. Procedure for Tendering Shares. Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder validly to tender Shares pursuant to the Offer, (a)(i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Issuer Tender Offer Statement, and (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Issuer Tender Offer Statement, or the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or
(b) Stockholders must comply with the Guaranteed Delivery Procedure set forth in this Section 3, in all cases prior to the Termination Date.

  The Fund's transfer agent holds Shares in uncertificated form for certain Stockholders pursuant to the Fund's dividend reinvestment and cash purchase plan. Stockholders may tender such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.

  Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), or by a commercial bank or trust company having an office, branch or agency in the United States (each an "Eligible Institution") unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Stockholders who are participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Stockholders who have completed either the "Special Payment Instructions" box or the "Special Delivery Instructions" box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal for further information.

  To prevent U.S. federal income tax backup withholding on payments made for the purchase of Shares purchased pursuant to the Offer, a Stockholder who does not otherwise establish an exemption from such backup withholding must provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the Substitute Form W-9 included with the Letter of Transmittal. Foreign Stockholders who have not previously submitted a Form W-8 to the Fund must do so in order to avoid backup withholding. If the Fund's purchase of Shares were treated as a dividend rather than an exchange with respect to a tendering Stockholder, such Stockholder may be subject to backup withholding if the Internal Revenue Service so advised the Fund, or if such Stockholder failed to certify that such Stockholder is not subject to backup withholding. See
Section 8, "Federal Income Tax Consequences," below.

  All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Fund, the Fund's Adviser, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

  Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of

Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

  The method of delivery of all required documents is at the election and risk of each tendering Stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

 Book-Entry Delivery Procedure

  The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (the "Book-Entry Delivery Procedure"). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal, with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer before the Termination Date, or the tendering Stockholder must comply with the Guaranteed Delivery Procedure set forth below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary for purposes of this Offer.

 Guaranteed Delivery Procedure

  If certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Termination Date, Shares may be properly tendered provided that (i) such tenders are made by or through an Eligible Institution and (ii) the Depositary receives, prior to the Termination Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail or telegram) and (iii) the certificates for all tendered Shares, or confirmation of the delivery of Shares delivered into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the Termination Date (the "Guaranteed Delivery Deadline").

  4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date (including any date to which the Offer is extended). After the Termination Date (including any date to which the Offer is extended), all tenders made pursuant to the Offer are irrevocable.

  To be effective, a written or telegraphic notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Issuer Tender Offer Statement. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of that Book-Entry Transfer Facility.

  All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. Neither the Fund, the Fund's Adviser, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in
Section 3 at any time prior to the Termination Date.

  If the Fund is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund's rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

  5. Source and Amount of Funds; Effect of the Offer. The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on January 3, 2001, and if Stockholders tender 40% of the Fund's outstanding Shares pursuant to the Offer, the estimated payments by the Fund to the Stockholders would be approximately $53,242,597.30. See the Pro Forma Capitalization table below.

  The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from cash and from sales of securities in the Fund's investment portfolio. In addition, the fund may borrow money to finance the purchase of any tendered shares.

  The Offer may have certain adverse consequences for tendering and non-tendering Stockholders.

  Effect on NAV and Consideration Received by Tendering Stockholders. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of the Fund's portfolio securities, and hence the Fund's NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Termination Date, if such a decline continued up to the Termination Date, the consideration received by tendering Stockholders would be reduced. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund's NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Stockholders and the value per Share for non-tendering Stockholders.

  The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Termination Date of the Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

  Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Stockholders of record (reduced by net capital losses realized during the fiscal year, if any), during 2001. This recognition and distribution of gains, if any, would have two negative consequences: first, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of December 31, 2000, there was unrealized appreciation of $23,651,380 in the Fund's portfolio as a whole (net of deferred withholding taxes).

  In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates. This could adversely affect the Fund's after-tax performance.

  Tax Consequences of Repurchases to Stockholders. The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See
Section 8, "Federal Income Tax Consequences," below.

  Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund would be reduced accordingly. The reduced net assets of the Fund as a result of the Offer will result in a higher expense ratio for the Fund, and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

  Pro Forma Effects on Capitalization. The following table sets forth the net assets of the Fund as of December 31, 2000, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 40% of its outstanding Shares):

                         PRO FORMA CAPITALIZATION (1)

                                                     Adjustment
                                          As of     for Purchase
                                       December 31,   at $13.54     Pro Forma
                                           2000     Per Share (2)  As Adjusted
                                       ------------ ------------- --------------
Total net assets...................... $132,722,330 $133,098,404  $79,853,806.70
Shares outstanding....................    9,830,611    9,830,611       5,898,366
NAV per Share (3)..................... $      13.50 $      13.54  $        13.54

--------
(1) This table assumes purchase by the Fund of 3,932,245 Shares, equal to 40% of the Fund's Shares outstanding on January 3, 2001.
(2) This amount represents the Fund's NAV as determined on January 3, 2001. Shares tendered pursuant to the Offer will be purchased at NAV on the Pricing Date, which may be more or less than $13.54 per Share, and the pro forma NAV per Share also may be more or less.
(3) The NAV per Share of the Fund is normally determined weekly as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the number of Shares outstanding.

  6. Purpose of the Offer. The Board of Directors has consistently recognized that it would be in the best interests of Stockholders to attempt to reduce or eliminate any discount at which the Fund's Shares may trade to their NAV. On October 23, 2000, the Board determined to conduct a tender offer for Shares of the Fund's common stock to attempt to reduce the market discount at which the Fund's Shares trade to their NAV. The tender offer is being conducted in lieu of the share repurchase program previously announced on August 21, 2000 and September 6, 2000.

  Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

  NEITHER THE FUND, NOR ITS BOARD OF DIRECTORS, NOR THE ADVISER, MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH STOCKHOLDER'S SHARES AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

  7. NAV and Market Price Range of Shares; Dividends. The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years, the NAV (as of the last day of such fiscal quarter), and the High, Low and Close Market Price per Share (as of the last day of such fiscal quarter) were as follows:

                                                    Market Price
                                               ----------------------- Net Asset
Fiscal Quarter Ended                            High     Low    Close    Value
--------------------                           ------- ------- ------- ---------
December 31, 1998............................. $7.8125 $7.6875 $ 7.750  $10.63
March 31, 1999................................  10.250 10.1875  10.250   14.52
June 30, 1999.................................  9.5625   9.375  9.5625   13.55
September 30, 1999............................ 11.8125  11.625 11.8125   16.93
December 31, 1999.............................  15.375  15.125  15.250   22.58
March 31, 2000................................  16.125 15.8125  15.875   25.49
June 30, 2000.................................  11.500  11.375  11.375   17.75
September 30, 2000............................ 11.1875 10.9375 11.1875   15.33
December 31, 2000.............................  11.250    11.0  11.250   13.50

  At January 3, 2001, the Fund's NAV reflected $3,553,309 in aggregate net deferred Indian withholding taxes accrued by the Fund through that date. This accrual reflects the fact that remittances to the Fund from the Fund's trust fund arrangement (the "Trust") in India (through which it invests in Indian securities) representing net investment income and gains on Indian investments are subject to a 10% Indian withholding tax. On November 8, 2000, the amount of the accrual for net deferred Indian withholding taxes was reduced by $4,103,496 (from $9,347,726 to $5,244,230) in connection with the Fund's announcement of the Offer, contributing an aggregate increase of $4,103,496 (or $0.42 per share) in the Fund's NAV as of that date. This reduction in the accrued net deferred withholding tax reflected the fact that under current Indian tax law, dividend distributions made between April 1999 and March 2002 from the Trust to the Fund are exempt from the 10% withholding tax, and the fact that at November 8, 2000, the Trust had approximately $41,034,960 of undistributed net investment income and accumulated realized gains calculated in accordance with Indian tax regulations, which were available for distribution by the Trust as a dividend to the Fund in order to make payment for tendered shares and to pay the distribution declared by the Fund which is payable on January 12, 2001. The 10% Indian withholding tax will not be accrued (and the previously accrued deferred withholding tax in a similar amount will be reversed) on any net investment income and realized gains generated by the Trust subsequent to November 8, 2000, to the extent such income and gains will be distributed by the Trust to pay for tendered shares or the January 12, 2001 distribution. To the extent that the Fund requires further funds to pay for tendered shares, it may be necessary for the Fund to redeem units it holds in the Trust, and the remittance of such redemption proceeds may not be exempt from the 10% withholding tax. Although the Fund has taken action to obtain benefits under the double taxation treaty between Mauritius and India, under which the redemption of units in the Trust would not be subject to capital gains tax in India, due to uncertainty surrounding the availability to the Fund of such benefits, the Fund is continuing to accrue the 10% withholding tax in India on investment income and realized and unrealized gains which it does not anticipate distributing to the Fund. The Fund is seeking to obtain confirmation from Indian tax authorities that it will not be subject to capital gains tax in India on the redemption of units (as a result of the Mauritius/India double taxation treaty), but there is no assurance that this confirmation will be obtained or that this tax benefit will be available to the Fund.

  THE FUND DECLARED A CASH DIVIDEND OF $0.4668 PER SHARE ON DECEMBER 18, 2000, WITH A RECORD DATE OF DECEMBER 28, 2000 AND A PAYMENT DATE OF JANUARY 12, 2001. IT IS ANTICIPATED THAT NO FURTHER DIVIDENDS WILL BE DECLARED BY THE BOARD OF DIRECTORS WITH A RECORD DATE OCCURRING BEFORE THE EXPIRATION OF THE OFFER AND THAT, ACCORDINGLY, HOLDERS OF SHARES PURCHASED PURSUANT TO THE OFFER WILL NOT RECEIVE ANY SUCH FURTHER DIVIDEND WITH RESPECT TO SUCH SHARES. THE AMOUNT AND FREQUENCY OF DIVIDENDS IN THE FUTURE WILL DEPEND ON CIRCUMSTANCES EXISTING AT THAT TIME.

  8. Federal Income Tax Consequences of the Offer. The U.S. federal income tax discussion set forth below is a summary included for general information purposes only. In view of the individual nature of tax consequences, each Stockholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of participation in the Offer, including the effect and applicability of state, local, foreign, and other tax laws and the possible effects of changes in federal or other tax laws.

  The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a "sale or exchange," or under certain circumstances, as a "dividend." Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer generally will be treated as a "sale or exchange" if the receipt of cash by the Stockholder: (a) results in a "complete termination" of the Stockholder's interest in the Fund, (b) is "substantially disproportionate" with respect to the Stockholder, or (c) is "not essentially equivalent to a dividend" with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for "sale or exchange" treatment is met, a Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder's adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is
(i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) 20% for capital assets held for more than one year.

  If the requirements of Section 302(b) of the Code are not met, amounts received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a "dividend" to the extent of such Stockholder's allocable share of the Fund's current or accumulated earnings and profits. To the extent that amounts received exceed such Stockholder's allocable share of the Fund's current and accumulated earnings and profits, such excess will constitute a non-taxable return of capital (to the extent of the Stockholder's adjusted basis in the Shares sold pursuant to the Offer) and any amounts in excess of the Stockholder's adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder. In addition, if a tender of Shares is treated as a "dividend" to a tendering Stockholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Stockholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender. The Fund believes that the nature of the repurchase will be such that the sale of Shares pursuant to the Offer will normally satisfy the test for a sale that is "not essentially equivalent to a dividend" and therefore will qualify for "sale or exchange" treatment (as opposed to "dividend" treatment).

  Foreign Stockholders. Generally payments to a tendering Stockholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation that does not hold his, her or its shares in connection with a trade or business conducted in the United States (a "Foreign Stockholder") that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty or statute). A tendering Foreign Stockholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign Stockholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that are "controlled foreign corporations," "foreign personal holding companies," corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax adviser.

  Backup Withholding. The Fund generally will be required to withhold tax at the rate of 31% ("backup withholding") from any payment to a tendering Stockholder that is an individual (or certain other non-corporate persons) if the Stockholder fails to provide to the Fund its correct taxpayer identification number. If the payment by the Fund to any such Stockholder is treated as a dividend rather than a "sale or exchange" as described above, backup withholding also will be required with respect to that payment if the Internal Revenue Service advises the Fund that the Stockholder is subject to backup withholding for prior underreporting of reportable interest or dividend payments or if the Stockholder fails to certify that it is not subject thereto. A foreign Stockholder generally will be able to avoid backup withholding with respect to payments by the Fund that are treated as made in exchange for tendered Shares only if it furnishes to the Fund a duly completed Form W-8, signed under penalty of perjury, stating that it (1) is neither a citizen nor a resident of the United States, (2) has not been and reasonably does not expect to be present in the United States for a period aggregating 183 days or more during the calendar year, and (3) reasonably expects not to be engaged in a trade or business within the United States to which the gain on sale of the Shares would be effectively connected. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Stockholder's U.S. federal income tax liability.

  9. Selected Financial Information. Set forth below is a summary of selected financial information for the Fund as of and for the fiscal years ended June 30, 2000 and June 30, 1999. The information with respect to the two fiscal years has been excerpted from the Fund's audited financial statements contained in its Annual Reports to Stockholders for these years. These reports have previously been provided to Stockholders of the Fund. Copies of the two audited statements can be obtained for free at the website of the Commission (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matter contained therein.

                   SUMMARY OF SELECTED FINANCIAL INFORMATION

                        For the Periods Indicated Below

                                                    Year Ended      Year Ended
                                                   June 30, 2000   June 30, 1999
                                                   -------------   -------------
                                                     (Audited)       (Audited)
STATEMENT OF OPERATIONS
Investment income................................  $  2,226,116    $  1,702,139
Expenses.........................................     3,728,705      (2,491,585)
                                                   ------------    ------------
Net investment loss before taxes.................    (1,502,589)     (1,126,106)
Deferred Indian withholding tax expense..........       (17,189)        336,660
                                                   ------------    ------------
Net investment loss..............................    (1,519,778)       (789,446)
                                                   ------------    ------------
Net realized gain on investments (net of deferred
 Indian withholding tax of $1,892,106 and
 $905,933 respectively)..........................    14,011,523       5,088,572
                                                   ------------    ------------
Net realized loss on foreign currency
 transactions....................................      (261,368)         21,856
                                                   ------------    ------------
Net change in unrealized
 appreciation/depreciation of:
                                                   ------------    ------------
 (a)Investments (net of increase in deferred
  Indian withholding tax of $2,675,635 and
  $3,836,866 respectively).......................    29,206,232      34,720,506
 (b)Other assets and liabilities denominated in
  Indian Rupees                                        (154,019)       (193,444)
Net realized and unrealized gain on investments
 and foreign currency transactions...............    42,802,368      39,637,490
                                                   ------------    ------------
Net increase in net assets from investment
 operations......................................    41,282,590      38,848,044
                                                   ------------    ------------
STATEMENTS OF ASSETS AND LIABILITIES (AT END OF
 PERIOD)
 Total assets....................................   188,065,082     147,458,542
 Total liabilities...............................    13,540,519      14,216,569
                                                   ------------    ------------
 Net assets......................................   174,524,563     133,241,973
                                                   ------------    ------------
 Net asset value per Share.......................  $      17.75    $      13.55
 Shares outstanding..............................     9,830,611       9,830,611
SELECTED DATA FOR A SHARE OUTSTANDING THROUGHOUT
 EACH PERIOD
Net asset value, beginning of year...............  $      13.55    $       9.56
                                                   ------------    ------------
Income (Loss) Investment Operations
 Net investment income loss (before tax).........  $      (0.15)   $      (0.11)
 Net deferred Indian withholding (tax)/tax
  benefit on net investment income (loss)........         (0.00)*          0.03
                                                   ------------    ------------
 Net realized and unrealized gain (loss) on
  investments and foreign currency transactions..          4.82            4.51
                                                   ------------    ------------
 Deferred Indian withholding (tax)/tax benefit on
  net realized and unrealized loss on
  investments....................................         (0.47)          (0.48)
 Total income (loss) from investment operations..          4.20            3.95
                                                   ------------    ------------
Capital Share Transactions
Capital contributions from Investment Adviser....           --             0.04
                                                   ------------    ------------
Net asset value, end of year.....................  $      17.75    $      13.55
                                                   ============    ============
Market value, end of year........................  $      11.38    $       9.56
                                                   ============    ============
Total investment return (a)......................         19.04%          31.90%
                                                   ============    ============
Ratios/Supplemental Data
Net assets, end of year (000 omitted)............  $    174,525    $    133,242
Ratio of expenses, excluding (tax) tax benefit,
 to average net assets (b).......................          1.94%           2.51%
Ratio of expenses, including (tax) tax benefit,
 to average net assets (c).......................          1.95%           2.21%
Ratio of net investment income (loss) to average
 net assets......................................        (0.79)%         (0.70)%
Portfolio turnover...............................            20%             30%

--------
(*) Net deferred Indian withholding tax on net investment income for Indian tax purposes equivalent to $0.0017 per share.
(a) Total investment return is calculated assuming a purchase of common stock at the current market price on the first day, the purchase of common stock pursuant to any rights offering occurring in the year and a sale at the current market price on the last day of each year reported. Dividends and distributions, if any, are assumed, for purposes of this calculation, to be reinvested at prices obtained under the Fund's dividend reinvestment plan. Total investment return does not reflect sales charges or brokerage commissions.

(b) Includes interest expenses of $156,345 (or 0.08% of average net assets) and $153,641 (or 0.14% of average net assets) for the years ended June 30, 2000 and 1999, respectively.
(c) Includes interest expense net of deferred Indian withholding tax benefit of $140,711 (or 0.07% of average net assets) and $138,277 (or 0.12% of average net assets) for the years ended June 30, 2000 and 1999, respectively.

  10. Certain Information Concerning the Fund and the Fund's Adviser. The Fund is a closed-end, non-diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public on August 2, 1988. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is to seek long-term capital appreciation through investment primarily in equity securities of Indian companies.

  Unit Trust of India Investment Advisory Services Ltd, serves as Adviser to the Fund. The Adviser is a wholly-owned subsidiary of the Unit Trust of India and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Adviser has served as Adviser since the Fund's inception. The principal business address of the Adviser is Commerce Centre 1, World Trade Center, 8th Floor, G.D. Somani Marg, Cuffe Parade, Colaba, Mumbai, 400-005, India.

  The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information should be available for inspection at the public reference room at the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois; 7 World Trade Center, New York, New York. The Fund's filings are also available to the public on the Commission's internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

  11. Interest of Directors and Officers; Transactions and Arrangements Concerning the Shares. None of the directors or officers of the Fund owns Shares. Neither the Fund nor any subsidiary of the Fund nor, to the best of the Fund's knowledge, any of the Fund's officers or directors, has effected any transaction in Shares during the past 60 business days.

  Except as set forth in the Offer, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

  12. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13.

  13. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (1) such transactions, if consummated, would (a) result in delisting of the Fund's Common Stock from the NYSE or (b) impair the Fund's status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); (2) the amount of shares of Common Stock tendered would require liquidation of such a substantial portion of the Fund's securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders; (3) there is any (a) in the Board of Directors' judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the NASDAQ National Market System, (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (f) in the Board of Directors' judgment, other event or condition which would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased; or (4) the Board of Directors determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Stockholders.

  The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

  A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

  If the Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.

  14. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

  The Fund has retained PFPC Inc. to act as Depositary and Georgeson Shareholder Communications Inc. to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and the Information Agent will be indemnified against certain liabilities by the Fund.

  15. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

  The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

  16. Contacting the Depositary and the Information Agent. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below.

                                                PFPC INC.

                                           Depositary Addresses:

     By First Class Mail:          By Registered, Certified or Express                 By Hand:
                                       Mail or Overnight Courier:

        PFPC Inc.                             PFPC Inc.                     Securities Transfer & Reporting
c/o EquiServe Trust Company, N.A.     c/o Equiserve Trust Company, N.A.              Services, Inc.
 Attn: Corporate Actions                Attn: Corporate Actions            c/o Equiserve Trust Company, N.A.
     P.O. Box 43025                       40 Campanelli Drive                      100 William Street
 Providence, R.I. 02940-3025              Braintree, MA 02184                      New York, NY 10038

  Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                17 State Street
                           New York, New York 10004

                            Toll Free: 888-682-7298
                                      or
                          Call Collect: 212-440-9800


THE INDIA GROWTH FUND INC.

January 16, 2001